                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


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[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            W. R. BERKLEY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was
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

                           W. R. BERKLEY CORPORATION
                               475 STEAMBOAT ROAD
                          GREENWICH, CONNECTICUT 06830
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 2005

                         ------------------------------

To The Stockholders of
W. R. BERKLEY CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of W. R. Berkley Corporation (the "Company") will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 10, 2005 at 10:00 a.m. for the following purposes:

     (1) To elect three directors to serve until their successors are duly elected and qualified;

     (2) To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005; and

     (3) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

     In accordance with the provisions of the Company's By-Laws, the Board of Directors has fixed the close of business on March 24, 2005 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying proxy statement.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                          By Order of the Board of Directors,
                                          IRA S. LEDERMAN
                                          Senior Vice President,
                                          General Counsel and Secretary
Dated: April 12, 2005

                           W. R. BERKLEY CORPORATION

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 2005

                         ------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited on behalf of the Board of Directors of W.
R. Berkley Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 10, 2005 at 10:00 a.m. and at any adjournment thereof.

     The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive offices at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting.

     The expense of preparing, printing and mailing this proxy statement will be paid by the Company. The Company has engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee estimated at $6,500. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by Georgeson employees. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials to the beneficial owners of the Company's common stock.

     The Annual Report of the Company for the fiscal year ended December 31, 2004 is being mailed to all stockholders with this proxy statement. The approximate mailing date is April 12, 2005.

     A list of stockholders will be available for inspection during business hours for at least ten days prior to the Annual Meeting at the executive offices of the Company at 475 Steamboat Road, Greenwich, Connecticut 06830.

     The matters to be acted upon are described in this proxy statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A "broker non-vote" is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 24, 2005 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding and entitled to vote on that date was 84,508,405 shares of common stock, which number has not been adjusted for the 3-for-2 common stock split effected on April 8, 2005. Each such share of common stock is entitled to one vote. At March 24, 2005, executive officers and directors of the Company owned or controlled approximately 14.8% of the outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading "Principal Stockholders" below.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below and "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2005. If a returned proxy does not specify a vote for or against a proposal, it will be voted in favor thereof.

     The election of directors and the ratification of the appointment of KPMG LLP require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                             ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of four directors expires, and one of such directors, Richard G. Merrill, is retiring. The Board intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of Rodney A. Hawes, Jr., Jack H. Nusbaum and Mark L. Shapiro as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2008 and until their respective successors are duly elected and qualified.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the three named nominees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

     The following table sets forth information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY    BUSINESS EXPERIENCE DURING PAST 5 YEARS
NOMINEES TO SERVE IN OFFICE UNTIL 2008             SINCE/AGE               AND OTHER INFORMATION
--------------------------------------            ------------   ------------------------------------------
Rodney A. Hawes, Jr.(1).........................       2004      Mr. Hawes is the founder of Insurance
                                                     Age 67      Investment Associates ("IIA"), which has
                                                                 provided investment banking services to
                                                                 the insurance industry since 1972. Mr.
                                                                 Hawes was the Chairman of the Board and
                                                                 Chief Executive Officer of Life Re
                                                                 Corporation from 1988 to 1998.

Jack H. Nusbaum(1)(2)(3)(4).....................       1967      Chairman of the New York law firm of
                                                     Age 64      Willkie Farr & Gallagher LLP, where he has
                                                                 been a partner for more than the last five
                                                                 years. He is also a director of Strategic
                                                                 Distribution, Inc. and The Topps Company,
                                                                 Inc.

Mark L. Shapiro(1)(2)(5)........................       1974      Since September 1998, Mr. Shapiro has been
                                                     Age 61      a private investor. From July 1997 through
                                                                 August 1998, Mr. Shapiro was a Senior Con-
                                                                 sultant to the Export-Import Bank of the
                                                                 United States. Prior thereto, he was a
                                                                 Managing Director in the investment
                                                                 banking firm of Schroder & Co. Inc.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY    BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2006         SINCE/AGE               AND OTHER INFORMATION
------------------------------------------        ------------   -----------------------------------------
William R. Berkley(3)(4)........................    1967         Chairman of the Board and Chief Executive
                                                   Age 59        Officer of the Company since its
                                                                 formation in 1967. He also serves as
                                                                 President and Chief Operating Officer,
                                                                 positions which he has held since March
                                                                 1, 2000 and has held at various times
                                                                 from 1967 to 1995. Mr. Berkley also
                                                                 serves as Chairman of the Board or
                                                                 director of a number of public and
                                                                 private companies. These include
                                                                 Associated Community Bancorp, Inc. and
                                                                 its Connecticut Community Bank, N.A.
                                                                 subsidiary; Interlaken Capital, Inc.;
                                                                 Strategic Distribution, Inc.; The First
                                                                 Marblehead Corporation; and W. R. Berkley
                                                                 Corporation Charitable Foundation. Mr.
                                                                 Berkley is the father of W. Robert
                                                                 Berkley, Jr.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY    BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2006         SINCE/AGE               AND OTHER INFORMATION
------------------------------------------        ------------   -----------------------------------------
George G. Daly(1)(6)............................    1998         Fingerhut Professor and Dean Emeritus,
                                                   Age 64        Stern School of Business, New York
                                                                 University, since August 2002.
                                                                 Previously, he was Dean, Stern School of
                                                                 Business, and Dean Richard R. West
                                                                 Professor of Business, New York
                                                                 University, for more than five years. In
                                                                 addition to his academic career, Dr. Daly
                                                                 served as Chief Economist at the U.S.
                                                                 Office of Energy Research and Development
                                                                 in 1974. He is also a director of The
                                                                 First Marblehead Corporation.

Philip J. Ablove(1)(5)..........................    2002         Executive Vice President and Chief
                                                   Age 64        Financial Officer of Pioneer Companies,
                                                                 Inc. from March 1996 to December 2002,
                                                                 when he retired. Mr. Ablove was Senior
                                                                 Vice President and Chief Financial
                                                                 Officer of W. R. Berkley Corporation from
                                                                 July 1973 until April 1983.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY    BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2007         SINCE/AGE               AND OTHER INFORMATION
------------------------------------------        ------------   -----------------------------------------
W. Robert Berkley, Jr. .........................    2001         Senior Vice President -- Specialty
                                                   Age 32        Operations of the Company since January
                                                                 2003 and Vice Chairman of Berkley
                                                                 International, LLC since May 2002. Mr.
                                                                 Berkley served previously as Senior Vice
                                                                 President of the Company from January
                                                                 2002 to January 2003, Vice President of
                                                                 the Company from May 2000 to January
                                                                 2002, President of Berkley International,
                                                                 LLC from January 2001 to May 2002 and
                                                                 Executive Vice President of Berkley
                                                                 International, LLC from March 2000 to
                                                                 January 2001. He joined the Company in
                                                                 September 1997. From July 1995 to August
                                                                 1997, Mr. Berkley was employed in the
                                                                 Corporate Finance Department of Merrill
                                                                 Lynch Investment Company. Mr. Berkley is
                                                                 also a director of Associated Community
                                                                 Bancorp, Inc. and its Connecticut
                                                                 Community Bank, N.A. subsidiary;
                                                                 Interlaken Capital, Inc.; LD Realty
                                                                 Advisors LLC; Strategic Distribution,
                                                                 Inc.; and W. R. Berkley Corporation
                                                                 Charitable Foundation. Mr. Berkley is the
                                                                 son of William R. Berkley.

                                                   SERVED AS
                                                    DIRECTOR
                                                  CONTINUOUSLY    BUSINESS EXPERIENCE DURING PAST 5 YEARS
DIRECTORS TO CONTINUE IN OFFICE UNTIL 2007         SINCE/AGE               AND OTHER INFORMATION
------------------------------------------        ------------   -----------------------------------------
Ronald E. Blaylock(1)(2)(5).....................    2001         Founder, Chairman and Chief Executive
                                                   Age 45        Officer of Blaylock & Partners, L.P., an
                                                                 investment banking firm. Mr. Blaylock
                                                                 held senior management positions with
                                                                 PaineWebber Group and Citicorp before
                                                                 launching Blaylock & Partners in 1993.
                                                                 Mr. Blaylock is also a director of Radio
                                                                 One, Inc.

Mark E. Brockbank(1)(6).........................    2001         Mr. Brockbank retired from full
                                                   Age 53        employment in November 2000. He served
                                                                 from 1995 to 2000 as Chief Executive of
                                                                 XL Brockbank LTD, an underwriting
                                                                 management agency at Lloyd's of London.
                                                                 Mr. Brockbank was a founder of the
                                                                 predecessor firm of XL Brockbank LTD and
                                                                 was a director of XL Brockbank LTD from
                                                                 1983 to 2000.

------------------------------
(1) Member of Nominating and Corporate Governance Committee.

(2) Member of Business Ethics Committee.

(3) Member of Executive Committee.

(4) Member of Pricing Committee.

(5) Member of Audit Committee.

(6) Member of Compensation and Stock Option Committee.

                               EXECUTIVE OFFICERS

     The following provides the name, principal occupation and other pertinent information concerning the executive officers of the Company who do not also serve as a Director. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 1, 2005.

NAME                                        AGE                    POSITION
----                                        ---                    --------
Eugene G. Ballard.........................  52    Senior Vice President -- Chief Financial
                                                  Officer and Treasurer
Robert P. Cole............................  55    Senior Vice President -- Regional
                                                  Operations
Robert W. Gosselink.......................  51    Senior Vice President -- Insurance Risk
                                                  Management
Paul J. Hancock...........................  43    Senior Vice President -- Chief Corporate
                                                  Actuary
Robert C. Hewitt..........................  44    Senior Vice President -- Alternative
                                                  Markets Operations
Ira S. Lederman...........................  51    Senior Vice President -- General Counsel
                                                  and Secretary
James W. McCleary.........................  58    Senior Vice President -- Reinsurance
                                                  Operations
James G. Shiel............................  45    Senior Vice President -- Investments
Clement P. Patafio........................  40    Vice President -- Corporate Controller

     Eugene G. Ballard has been Senior Vice President -- Chief Financial Officer and Treasurer of the Company since June 1, 1999. Before joining the Company, Mr. Ballard was Executive Vice President and Chief Financial Officer of GRE Insurance Group, New York, New York from 1995.

     Robert P. Cole has been Senior Vice President of the Company since January 1998. Prior thereto, he was Vice President from October 1996. Before joining the Company, Mr. Cole was, from 1992, a senior officer of Christania General Insurance Corp. of New York, which was purchased by Folksamerica Reinsurance Company in 1996. He has been in the insurance/reinsurance business for more than 25 years.

     Robert W. Gosselink has been Senior Vice President -- Insurance Risk Management of the Company since October 2003. Before joining the Company, Mr. Gosselink was Senior Vice President and Manager, Ceded Reinsurance and Portfolio Management for XL Global Services from 2001, and Senior Vice President XL America from 1999 to 2001, both subsidiaries of XL Capital Ltd. Mr. Gosselink held various positions in treaty underwriting and risk management since 1990 when he joined NAC Reinsurance Corporation, which was acquired by XL Capital Ltd. in 1999.

     Paul J. Hancock has been Senior Vice President -- Chief Corporate Actuary of the Company since January 2002. He joined the Company in 1997 and most recently served as a Vice President in the actuarial department. Mr. Hancock came to the Company from Berkley Insurance Company, a subsidiary of the Company, where he was Vice President -- Actuarial Manager.

     Robert C. Hewitt has been Senior Vice President -- Alternative Markets of the Company since January 2004. Prior thereto, Mr. Hewitt was Senior Vice President -- Risk Management from January 2002. Before joining the Company, Mr. Hewitt was a Senior Vice President for Benfield Blanch Inc. (and its predecessor, E. W. Blanch Co., Inc.), where he served from 1986 to 2002 and managed its New York City office since 1995. Mr. Hewitt has over 20 years of experience in the reinsurance and insurance industries.

     Ira S. Lederman has been Senior Vice President since January 1997 and General Counsel and Corporate Secretary of the Company since November 2001. Additionally, he has been General Counsel of Berkley International, LLC since January 1998. Previously, Mr. Lederman was General Counsel -- Insurance Operations from August 2000, Assistant Secretary from May 1986, Assistant General Counsel from July 1989 until August 2000 and Vice President from May 1986 until January 1997. Prior thereto, Mr. Lederman was Insurance Counsel of the Company from May 1986 and Associate Counsel from April 1983.

     James W. McCleary has been Senior Vice President -- Reinsurance Operations of the Company since August 2001. Mr. McCleary has served as President of Facultative ReSources, Inc., a subsidiary of the Company, since 1990 and chief underwriting officer since its inception. Mr. McCleary has over 31 years of experience in the reinsurance sector.

     James G. Shiel has been Senior Vice President -- Investments of the Company since January 1997. Prior thereto, he was Vice President -- Investments of the Company from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

     Clement P. Patafio has been Vice President -- Corporate Controller of the Company since January 1997. Prior thereto, he was Assistant Vice
President -- Corporate Controller from July 1994 and Assistant Controller from May 1993. Before joining the Company, Mr. Patafio was with KPMG LLP from 1986 to 1993.

                     CORPORATE GOVERNANCE AND BOARD MATTERS

     Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board has adopted written Corporate Governance Guidelines, which address, among other things, (1) director qualification standards, (2) director responsibilities, (3) director access to management and, as necessary and appropriate, independent advisors, (4) director compensation, (5) director orientation and continuing education, (6) management succession, and (7) annual performance evaluation of the Board.

     The Board of Directors has standing committees including: the Audit Committee, Compensation and Stock Option Committee, and Nominating and Corporate Governance Committee. Each of these committees has a written charter. Our Corporate Governance Guidelines and the charters for each of these standing committees are available on our website at www.wrberkley.com.

     The Board is currently composed of ten directors, all of whom, other than Messrs. William R. Berkley and W. Robert Berkley, Jr., have been determined by the Board to be independent in accordance with applicable New York Stock Exchange rules, and not to have a material relationship with the Company which would impair their independence from management or otherwise compro-mise their ability to act as an independent director. Richard G. Merrill, a director of the Company since 1994 and whose term as a director expires at this year's annual meeting, is retiring.

     In making its determination with respect to Mr. Nusbaum, the Board considered his role as Chairman of Willkie Farr & Gallagher LLP, outside counsel to the Company. The Board also considered Mr. Nusbaum's personal and business relationships with William R. Berkley, the Company's Chairman of the Board and Chief Executive Officer. The Board considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Company, as well as business wisdom and ownership of the Company's shares. The Board concluded that Mr. Nusbaum's relationships, rather than interfering with his ability to be independent from management, are consistent with the business and financial substance that has made and continue to make him a valuable independent board member.

     The Board held seven meetings during 2004. No director attended fewer than 75% of the total number of meetings of the Board and all committees on which he served. The Company generally holds a meeting of the Board preceding the Annual Meeting of Stockholders, and encourages its directors to attend its Annual Meeting of Stockholders. At last years' annual meeting all ten of the directors were in attendance.

     BOARD COMMITTEES

     AUDIT COMMITTEE. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors' qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements. The Audit Committee has also adopted procedures to receive, retain and treat any good faith complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

     The Audit Committee is currently composed of Messrs. Shapiro, Blaylock and Ablove, all of whom are independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. Due to the effect of certain transitional look-back provisions of the rules of the NYSE regarding director independence, Mr. Ablove resigned from the Audit Committee on November 4, 2004. For the period November 4, 2004 through December 31, 2004, the Audit Committee was composed of Messrs. Shapiro, Blaylock and Hawes, Jr., all of whom were then independent under the rules of the SEC and the New York Stock Exchange. Mr. Hawes, Jr. resigned from the Audit Committee effective January 1, 2005, when Mr. Ablove was reappointed to the Audit Committee. Mr. Shapiro is the current Chair of the committee. The Board has identified Mr. Shapiro as a current member of our Audit Committee who meets the definition of an "audit committee financial expert" established by the SEC. During fiscal 2004, the Audit Committee held thirteen meetings.

     The Audit Committee has determined to engage KPMG LLP as its independent registered public accounting firm for fiscal year 2005 and is recommending that our stockholders ratify this appointment at our annual meeting. The report of our Audit Committee is found on page 27 of this proxy statement.

     COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee has overall responsibility for discharging the Board's responsibilities relating to the compensation of the Company's senior executive officers and directors.

     The Compensation and Stock Option Committee is currently composed of Messrs. Merrill, Brockbank and Daly, all of whom are independent under the rules of the New York Stock Exchange. Mr. Merrill is the current Chair of the committee. During fiscal 2004, the Compensation and Stock Option Committee held seven meetings and took action by unanimous written consent on one occasion. The report of our Compensation and Stock Option Committee on executive compensation is found on page 16 of this proxy statement.

     NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee was formed in 2004 to assist the Board in (1) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board), (2) recommending that the Board select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board, (3) overseeing the evaluation of the Board and management, (4) reviewing the corporate governance guidelines and the corporate code of ethics and (5) generally advising the Board on corporate governance and related matters. Our Corporate Governance Guidelines address director qualification standards.

     The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of his or her qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under "Stockholder Nominations for Board Membership and Other Proposals for 2006 Annual Meeting" below. The Company's Corporate Governance Guidelines set forth certain qualifications and specific qualities candidates should possess.

     The Nominating and Corporate Governance Committee is currently composed of Messrs. Ablove, Blaylock, Brockbank, Daly, Hawes, Jr., Merrill, Nusbaum and Shapiro, all of whom are considered independent under the rules of the New York Stock Exchange. Mr. Ablove resigned from the Nominating and Corporate Governance Committee on November 4, 2004, and was reappointed to it effective January 1, 2005, for the reasons set forth above. Although during fiscal 2004 the Nominating and Corporate Governance Committee did not hold any meetings, it held a meeting in early 2005 regarding, among other things, the nominees for director set forth above.

     OTHER COMMITTEES. During 2004, the Board had three standing committees in addition to the committees set forth above: the Executive Committee, the Pricing Committee and the Business Ethics Committee.

     The Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. The Committee is composed of Messrs. William R. Berkley and Nusbaum. During 2004, the Committee took action by unanimous written consent on two occasions.

     The Pricing Committee, which during 2004 was composed of Messrs. William R. Berkley and Nusbaum, acts in the event of certain offerings of the Company's securities with respect to such matters as determining the price and terms at which such securities shall be sold to underwriters and the public. During 2004, the Committee took action by unanimous written consent on one occasion.

     The Business Ethics Committee, which during 2004 was composed of Messrs. Blaylock, Nusbaum and Shapiro, administers the Company-wide business ethics program. The Committee reviews disclosures made by Company employees under the Company's Statement of Business Ethics, determines if any issue presented raises an ethics concern and takes any appropriate action. During 2004, the Committee held no meetings. The Committee held a meeting in the first quarter of 2005 regarding 2003 and 2004 reports.

     CODE OF ETHICS

     We have had a Statement of Business Ethics in place for many years. This statement, which applies to all of our officers and employees, is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This Statement of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. In 2005, we also adopted a Statement of Business Ethics for the Board of Directors.

     In 2004, we also adopted a Code of Ethics for Senior Financial Officers. This Code of Ethics, which applies to our chief executive officer, chief financial officer and controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

     A copy of our Statement of Business Ethics, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, on our website.

     COMMUNICATIONS WITH NON-MANAGEMENT DIRECTORS; EXECUTIVE SESSIONS

     A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel. Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available at the SEC's website at www.sec.gov. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. The General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of such communications upon the request of the addressed director.

     In accordance with applicable New York Stock Exchange Rules, the independent directors will meet regularly in executive session. The presiding director at these executive sessions rotates among the Chairman of the Audit Committee, the Chairman of the Compensation and Stock Option Committee and the non-management member of the Executive Committee.

                             DIRECTOR COMPENSATION

     For 2004, each director received a quarterly stipend of $6,000 and a fee of $1,500 for each Board meeting attended. In addition, on May 11, 2004, pursuant to the Company's 1997 Directors Stock Plan, each continuing director received 189 shares of common stock (not adjusted for the 3-for-2 stock split effected on April 8, 2005). The number of shares to be granted to each director under such Plan for each year is determined by dividing $7,500 by the closing price of the common stock on the trading day preceding the date of the Annual Meeting of Stockholders for the year in which the grant is made. For 2004, the annual retainer, the fees and the fair market value of such shares of common stock on the date of grant are included under "Executive Compensation" in the Summary Compensation Table for William R. Berkley and W. Robert Berkley, Jr. relating to their service as directors. These shares of common stock are also included in the tables under "Principal Stockholders." Members of the Audit Committee and the Compensation and Stock Option Committee, which are both comprised solely of directors that are independent under the rules of the New York Stock Exchange, each receive an annual stipend of $5,000, with their respective Chairmen each receiving an additional $5,000 annual stipend. Beginning in 2005, the additional annual stipends for the Chairmen of the Audit Committee and the Compensation and Stock Option Committee have been increased to $25,000 and $10,000, respectively. Members of the Audit Committee and the Compensation and Stock Option Committee also each receive $1,000 for each substantive meeting attended. In accordance with Company guidelines, each director of the Company, within 12 months of becoming a director, is required to own an amount of common stock of the Company equal to three times the annual stipend paid to the director.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 24, 2005 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the common stock:

                                                                 AMOUNT AND NATURE            PERCENT
         NAME AND ADDRESS OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(1)       OF CLASS
------------------------------------------------------       --------------------------       --------
William R. Berkley                                                    11,860,427(2)            13.3%
475 Steamboat Road
Greenwich, CT 06830
FMR Corp.                                                              7,412,146(3)             8.4%(6)
82 Devonshire Street
Boston, MA 02109
Barclays Global Investors, NA                                          6,993,474(4)             7.9%(6)
45 Fremont Street
San Francisco, CA 94105
Gilder, Gagnon, Howe & Co. LLC                                         6,174,538(5)             7.0%(6)
1775 Broadway
New York, NY 10019

------------------------------

(1) These amounts do not reflect the 3-for-2 common stock split effected on April 8, 2005.

(2) Includes 4,726,674 shares of common stock and 1,708,954 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, 2,562,187 shares which are subject to currently exercisable stock options, 292,500 shares of common stock underlying restricted stock units (202,500 of which vest on April 4, 2008 and 90,000 of which vest on May 11, 2009), and 26,913 shares held by Mr. Berkley's wife, as to which shares he disclaims beneficial ownership.

(3) Information as of December 31, 2004 based on a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission on behalf of FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G discloses that FMR had sole voting power as to 1,537,866 shares and sole dispositive power as to all 7,412,146 shares. The Schedule 13G states that Mr. and Ms. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G indicates that 5,866,500 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to several investment companies ("ICs"). Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the ICs' respective Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G also indicates that 500,750 shares are beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a wholly owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of Fidelity Trust, each had sole dispositive power as to all such shares and sole voting power as to 492,450 of such shares and no power to vote 8,300 of such shares. The Schedule 13G indicates that 76 shares are beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, as a result of its serving as an investment advisor to individuals. The Schedule 13G indicates that 1,044,820 shares are beneficially owned by Fidelity International Limited ("FIL"), an entity independent of FMR. Mr. Johnson is Chairman of FIL, and approximately 40% of the voting power of FIL is held by a partnership controlled by him and family members. FIL had sole voting and dispositive power as to all such shares. The Schedule 13G indicates that FMR and FIL are of the view that they are not required to attribute to each other shares beneficially owned by the other corporation.

(4) Information as of December 31, 2004 based on a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and Hymf Limited. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power over 6,349,249 shares and sole dispositive power over 6,993,474 shares.

(5) Information as of December 31, 2004 based on a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission on behalf of Gilder, Gagnon, Howe & Co. LLC ("GGH&C"). The Schedule 13G reported that GGH&C has sole voting power over 58,747 shares and shared dispositive power over 6,174,538 shares.

(6) The percent of class shown was based on the shares of common stock reported on the respective Schedules 13G and the total number of shares outstanding as of December 31, 2004. Assuming the beneficial ownership for these holders did not change, the percent of class based on the shares of common stock outstanding as of March 24, 2005 would be 8.3%, 7.8% and 6.9%, respectively.

     The following table sets forth information as of March 24, 2005 regarding ownership by all directors and executive officers of the Company, as a group, and each director and each executive officer named in the Summary Compensation Table, individually, of common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

                                                AMOUNT AND NATURE OF     PERCENT
        NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)   OF CLASS
----------------------------------------       -----------------------   --------
All directors and executive officers as
  a group (19 persons)                         13,202,442(2)(3)(4)(6)    14.8%
Philip J. Ablove                                    2,329                  *
Eugene G. Ballard                                  77,874(3)               *
William R. Berkley                             11,860,427(2)(3)          13.3%
W. Robert Berkley, Jr.                            192,934(3)               *
Ronald E. Blaylock                                  5,214                  *
Mark E. Brockbank                                 356,714                  *
George G. Daly                                      5,478                  *
Rodney A. Hawes, Jr.                                1,000                  *
Ira S. Lederman                                   143,743(3)(4)            *
Richard G. Merrill                                 27,432(5)               *
Jack H. Nusbaum                                    26,812                  *
Mark L. Shapiro                                     8,593                  *
James G. Shiel                                    123,443(3)               *

------------------------------
 *  Less than 1%.

(1) These amounts do not reflect the 3-for-2 common stock split effected on April 8, 2005.

(2) Includes 4,726,674 shares of common stock and 1,708,954 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, and 26,913 shares held by Mr. Berkley's wife, as to which shares he disclaims beneficial ownership.

(3) The amounts shown for Messrs. Ballard, Berkley, Berkley, Jr., Lederman and Shiel include 50,624, 2,562,187, 162,001, 78,105, and 84,375 shares of common stock, respectively, which are subject to stock options that are either currently exercisable or are exercisable within sixty days of March 24, 2005, and 25,000, 292,500, 25,000, 25,000 and 19,250 shares of common stock underlying restricted stock units (RSUs), respectively, which are subject to forfeiture until vested.

(4) The amount shown for Mr. Lederman includes 2,712 shares of common stock held in accounts for his children, as to which Mr. Lederman is a custodian.

(5) The amount shown for Mr. Merrill represents shares of common stock held in a family trust with Mr. Merrill and his spouse as trustees.

(6) The amounts shown for all directors and executive officers as a group include an aggregate of 3,167,354 shares of common stock which are subject to stock options that are either currently exercisable or are exercisable within sixty days of March 24, 2005 and are held by executive officers of the Company, 467,000 shares of common stock underlying RSUs, which are subject to forfeiture until vested, and 3,662 shares of common stock which are held by executive officers under the Company's Profit Sharing Plan.

     The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company's outstanding voting securities (5% in the State of Florida) without obtaining prior regulatory approval.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 2004, Interlaken Capital, Inc., a company substantially owned and controlled by William R. Berkley, the Company's Chairman of the Board and Chief Executive Officer, paid rent of approximately $10,000 to the Company for separate office space on the Company's premises and was reimbursed approximately $5,000 by the Company for certain expenses, such as office supplies. Certain of the Company's employees perform services for Interlaken as well for which Interlaken compensates them separately.

     During 2004, the Company engaged in certain transactions with Associated Community Brokers, Inc., an insurance agency owned by Associated Community Bancorp, Inc. William R. Berkley, the Company's Chairman of the Board and Chief Executive Officer, serves as Chairman of the Board of Directors and is the majority stockholder of Associated Community Bancorp, Inc. During 2004, Associated Community Brokers, Inc. received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $397,757 in connection with insurance brokerage services provided to the Company. This relationship was pre-approved by disinterested directors selected by the Board.

     Jack H. Nusbaum, a director of the Company, is Chairman of Willkie Farr & Gallagher LLP, outside counsel to the Company.

                        SUPPLEMENTAL BENEFITS AGREEMENT

     On August 19, 2004, the Company entered into a Supplemental Benefits Agreement with William R. Berkley, the Company's Chairman and Chief Executive Officer. Under the agreement, upon the earliest to occur of: (a) Mr. Berkley's resignation from employment as Chief Executive Officer for any reason; (b) any termination of his employment by the Company other than for "cause," or (c) termination of his employment by reason of his death, Mr. Berkley will be entitled to an annual retirement benefit equal to the greater of (1) $1,000,000, or (2) fifty percent (50%) of his highest average three-year compensation over the prior ten fiscal years, but not exceeding one hundred fifty percent (150%) of his average five-year compensation over the prior five fiscal years. If such termination occurs following Mr. Berkley's 72nd birthday, he will be entitled to an enhanced retirement benefit, actuarially increased to reflect the passage of time from the date Mr. Berkley attained age 72 until the date of such termination.

     The retirement benefit will be paid annually for the remainder of Mr. Berkley's life, and if he predeceases his spouse, fifty percent (50%) of such benefit will be paid annually to his spouse for the remainder of her life. Mr. Berkley may elect to have his spouse receive one hundred percent (100%) of the retirement benefit following his death, provided, that, in such event, the retirement benefit will be reduced by an amount such that the payments made to Mr. Berkley and his spouse following such election will be the actuarial equivalent to the payments that would otherwise been made had no such election occurred.

     Under the agreement, Mr. Berkley and his spouse will also be entitled to receive continued health insurance coverage for the remainder of their respective lives. During the two-year period following his termination or, if longer, the period that Mr. Berkley performs consulting services to Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. To the extent that any benefits under the agreement or otherwise result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, Mr. Berkley will receive an additional payment to hold him harmless against such excise tax.

     The agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for "good reason," during which time Mr. Berkley has agreed to be available to provide consulting services to the Company.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Committee") is comprised entirely of independent, non-management directors. The Committee has overall responsibility for discharging the Board of Director's responsibility relating to compensation of the Chief Executive Officer ("CEO"), other senior executive officers and directors.

     COMPENSATION PHILOSOPHY. The Committee follows a compensation philosophy under which the principal determinants of compensation are both the current and long-term financial performance of the Company, together with achievement of non-financial corporate objectives and individual performance. The Company's performance is reviewed by the Committee in both absolute terms and relative to the performance of the property and casualty insurance industry as a whole. The Committee believes that this approach provides incentives to the CEO and other management personnel to focus on meeting key corporate strategic objectives, such as enhancing returns and driving profitable growth while recognizing individual achievements. Focusing on these key objectives should in turn enhance stockholder value. The Committee also believes that it continues to be important to use compensation to attract and reward executives who contribute to the Company's long-term success by demonstrated, sustained performance.

     To this end, the Company relies on salary, annual cash incentive awards, equity-based compensation through the 2003 Stock Incentive Plan and long-term cash incentives through the 2004 Long-Term Incentive Compensation Plan. The Company has not entered into employment agreements with any of its officers. The Company has entered into a Supplemental Benefits Agreement with the CEO, which is described in the proxy statement under the heading Supplemental Benefits Agreement.

     For 2004, the Committee retained Hewitt Associates ("Hewitt") to provide advice with respect to executive compensation. Hewitt advised the Committee with respect to the plans referred to below and with respect to the compensation of the CEO for 2004.

     2004 COMPANY PERFORMANCE. Because financial performance is a critical driver of executive compensation, the following is an overview of the Company's 2004 performance. This past year was an exceptional year for W. R. Berkley Corporation as the Company delivered record results:

     * Return on stockholders' equity rose to 26%, the highest in nearly three decades, substantially surpassing the Company's targeted return of 15%

     * The Company's combined ratio performance in 2004 exceeded the industry's overall combined ratio performance by more than 8.3 points

     * Net income reached a new high of $4.97 per share, advancing 28% over 2003

     * Net premiums written increased 16% to $4.3 billion

     * Cash flow from operations increased 15.7% to $1.6 billion

     * Stock price on the New York Stock Exchange closed at $47.17 on December 31, a 35% increase since the beginning of the year

     Through the leadership of the CEO and the other senior executive officers, the Company achieved these results by capitalizing on increasing insurance prices and improving insurance policy terms and conditions, while improving the Company's market position relative to its competitors.

     The primary components of senior executive officer compensation are base salary, annual cash incentive compensation and long-term incentive compensation of both cash and equity.

     BASE SALARY. With respect to base compensation in 2004 for senior executive officers other than the CEO, the Committee considered the Company's performance, past pay levels, existing market conditions and recommendations of the CEO with respect to such compensation.

     ANNUAL INCENTIVE. The annual incentive compensation for senior executive officers, other than the CEO, for 2004 was based primarily on the achievement of return on capital goals for 2004 set for the Company as a whole, and for those senior executives with business segment responsibility, the specific business segment returns. Additional individual goals were established for each senior executive based on the strategic direction for the areas managed. Actual awards for 2004 were determined by the CEO and were based on an incentive compensation range approved by the Committee. Due to positive results in many of the business segments, and for the Company as a whole, most senior executive officers received an increase in annual incentive compensation over prior years.

     EQUITY-BASED COMPENSATION. Under the 2003 Stock Incentive Plan, options, restricted stock units and other equity-based awards can be granted to the CEO and to other executives on a discretionary basis. In the past, the Committee has exercised this discretion to make grants based on an evaluation of each individual's ability to contribute to the Company's long-term growth and profitability. In addition, the Committee has also considered the level of a recipient's annual salary. Historically, it had generally been the Company's practice to grant stock options every other year.

     In 2004 the Committee reviewed the Company's long-term incentive program. The Committee determined that restricted stock unit grants would provide a strong retention vehicle for senior executives and key employees while further aligning their interests with those of the stockholders. Alignment with stockholder interests comes not only through stock price appreciation, but also through downside exposure and the dividend stream. In May 2004, in lieu of stock options, the Committee made restricted stock unit grants under the 2003 Stock Incentive Plan to the CEO and certain executive officers. Restricted stock units for 77,000 shares of common stock were granted to senior executive officers other than the CEO. Grant date values for units granted to the five executive officers whose compensation is disclosed in the proxy statement are set forth in the Summary Compensation Table under the heading "Executive Compensation." These restricted stock units vest after five years, with no incremental vesting of the units during the five year period, and the receipt of the actual shares is deferred until the executive retires from the Company or as otherwise provided in the agreement. This deferral allows recipients to remain fully invested in the Company and aligned with stockholders for the remainder of their careers.

     LONG-TERM INCENTIVE COMPENSATION PLAN. In 2004 the Company adopted and the stockholders approved the W. R. Berkley Corporation 2004 Long-Term Incentive Plan (the "LTIP"). The LTIP is a cash-based plan that does not provide for the payment of any equity compensation. It is designed to encourage teamwork among certain key employees of the Company and its subsidiaries and affiliates to foster the achievement of the Company's long-term goals, to reward these employees with pay that relates to the Company's performance and to provide a means through which the

Company may attract, motivate and retain talented individuals who can assist the Company in achieving its long-term goals. Compensation payable under the LTIP is based on long-term corporate performance and, with respect to the awards granted in 2004, is tied to an increase in book value, which has historically been correlated with stockholder value.

     In March 2004, awards of 22,500 units were granted under the LTIP, subject to stockholder approval of the LTIP, to senior executive officers other than the CEO. The units are subject to a five (5) year performance period and are also subject to certain continued employment conditions. The cumulative unit value over the course of the performance period will be payable only at the end of such performance period, or earlier upon certain trigger events, and only to the extent such continued employment conditions are satisfied.

     CEO COMPENSATION. In general, the CEO's compensation is based on the Committee's evaluation of corporate performance and the CEO's individual performance based on specific targets.

     With respect to base salary, based on the compensation philosophy stated above and the data provided by Hewitt, the Committee determined that the CEO's base salary for 2004 should remain at $1,000,000.

     With respect to the CEO's annual incentive bonus for 2004, the Committee established financial performance targets and individual performance goals for the CEO. Quantitative financial goals represented 67% of the target annual incentive compensation for the CEO and individual non-financial goals represented 33% of that target. Quantitative financial performance targets were based on the Company's earnings per share, net income, net premiums written, return on equity and the Company's combined ratio as compared to industry. The targets were then compared with actual Company performance to determine the level of achievement and amount of annual incentive compensation earned by the CEO for the quantitative portion of the award. At the beginning of the year, the Committee and the CEO agreed upon several objective, individual non-financial goals that were deemed to be in line with the strategic needs of the Company. At the end of the year, the Committee reviewed achievement of these individual non-financial goals to determine the amount of incentive compensation earned for that component.

     Based on the results for 2004 outlined above, the Company exceeded target performance with respect to substantially all quantitative financial goals in 2004. The CEO also achieved substantially all of the individual non-financial goals established. As a result of these achievements, the Committee approved an annual incentive payment for the CEO under the Annual Incentive Compensation Plan of $4,137,000, which was above his target 2004 incentive compensation bonus amount, but below the maximum amount allowable. In addition the Committee decided to award, outside of the Annual Incentive Compensation Plan, a discretionary quantitative bonus of $1,155,000 in recognition of achievements of the CEO that exceeded plan and the significant increase in stockholder value during the year. This discretionary bonus will not be deductible for tax purposes by reason of Section 162(m) of the Internal Revenue Code. The total annual incentive bonus of $6,042,000 is disclosed in the Summary Compensation Table.

     The Committee believes that the CEO's leadership has contributed greatly to the Company's long-term financial strength and is important to the Company's future earnings power. Therefore, as discussed earlier under Equity-Based Compensation, restricted stock units of 90,000 shares of Common Stock were granted to the CEO in May 2004. These units vest at the end of five years, with no incremental vesting of the units during the five year period, and the receipt of the actual shares is deferred until retirement or as otherwise provided in the grant agreement. The CEO was granted an award of 40,000 units under the LTIP in March 2004. This award is subject to the same terms described above under the heading Long-Term Incentive Plan.

     The Committee recognizes the long-standing stock ownership position of the CEO and his continued commitment to the Company demonstrated by his acquisition of additional shares of common stock of the Company from time to time. The Committee also recognizes (i) the significant contribution to the Company the CEO has made over the past 37 years and continues to make, (ii) that the CEO is a founder of the Company, (iii) that the CEO has never had an employment agreement with the Company and (iv) that the Company has never maintained a supplemental retirement plan for the CEO. The Committee approved a supplemental benefits agreement for the CEO that includes mutual obligations. A detailed description of this agreement is set forth in the proxy statement under the heading Supplemental Benefits Agreement.

     POLICY ON QUALIFYING COMPENSATION FOR DEDUCTIBILITY. For purposes of setting incentive compensation for the CEO, the Committee has determined that the Company should consider the limitations on tax deductibility imposed under
Section 162(m) of the Internal Revenue Code. Section 162(m) disallows deductions for compensation in excess of $1,000,000 per year paid by a public corporation to certain of its executives unless certain criteria are met. In order to meet the criteria, the Committee has determined that, subject to the matters discussed below, the CEO's annual and long-term incentive compensation should be structured as "qualified performance-based compensation," which is exempt from the deduction limit. In general, this rule requires that the CEO's incentive compensation be based on attainment of one or more objective performance goals, which include quantitative financial goals and individual non-financial goals, and that the Company's stockholders approve in the Annual Incentive Compensation Plan both the performance criteria and the total amount that can be earned, which approval was obtained. For these reasons, the incentive compensation for the CEO is generally payable and/or granted under the Company's Annual Incentive Compensation Plan, LTIP and 2003 Stock Incentive Plan, each of which was approved by stockholders of the Company and is designed so that compensation payable thereunder, or attributable to the exercise of options or the delivery of shares in settlement of restricted stock units, will generally be exempt from the deduction limits. The Committee believes that it is important to maintain discretion to pay additional compensation in appropriate circumstances. Therefore, the Committee may, in its discretion and where deemed appropriate, pay compensation to the CEO or other executive officers in addition to compensation earned under these plans. Such additional compensation may not be "qualified performance-based compensation" and would not be exempt from the deduction limits. The Committee believes that at times there are circumstances where the payment of such additional compensation may be justified as a means of furthering the Company's interest in retaining and rewarding its key personnel.

                                          Compensation and Stock Option
                                          Committee

                                          Richard G. Merrill, Chairman
                                          Mark E. Brockbank
                                          George G. Daly

April 5, 2005

     The above report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chairman of the Board and Chief Executive Officer of the Company and the four other highest paid executive officers of the Company whose earnings exceeded $100,000 in salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                       ------------------------------------------   ------------------------------------
                                                                                            AWARDS             PAYOUTS
                                                                                    -----------------------   ----------
                                                                        OTHER       RESTRICTED   SECURITIES
                                                                        ANNUAL        STOCK      UNDERLYING      LTIP
NAME AND                                SALARY            BONUS      COMPENSATION     AWARDS      OPTIONS      PAYOUTS
PRINCIPAL POSITION              YEAR      ($)              ($)           ($)           ($)         (#)(1)        ($)
------------------              ----   ---------        ----------   ------------   ----------   ----------   ----------
William R. Berkley............  2004   1,000,000        6,042,000      247,431(2)   3,548,700(3)       --            --
  Chairman of the Board and     2003   1,000,000        4,933,562      268,110(6)   5,751,000(7)       --     10,000,000(8)
  Chief Executive Officer       2002   1,000,000        5,036,000      269,140(9)          --     168,750            --
W. Robert Berkley, Jr. .......  2004     425,000          285,000           --        394,300(3)       --            --
  Senior Vice President --      2003     370,000          215,000           --        426,000(7)       --       500,000(8)
  Specialty Operations          2002     300,000          185,000           --             --      90,000            --
James G. Shiel................  2004     425,000          280,000           --        315,440(3)       --            --
  Senior Vice President --      2003     405,000          215,050           --        319,500(7)       --       500,000(8)
  Investments                   2002     385,000          200,000           --             --      28,125            --
Ira S. Lederman...............  2004     425,000          280,000           --        394,300(3)       --            --
  Senior Vice President --      2003     385,000          215,100           --        426,000(7)       --       500,000(8)
  General Counsel and           2002     350,000          185,000           --             --      33,750            --
  Secretary
Eugene G. Ballard.............  2004     425,000          275,000           --        394,300(3)       --            --
  Senior Vice President --      2003     390,000          215,050           --        426,000(7)       --       500,000(8)
  Chief Financial Officer and   2002     360,000          185,000           --             --      33,750            --
  Treasurer


                                 ALL OTHER
NAME AND                        COMPENSATION
PRINCIPAL POSITION                  ($)
------------------              ------------
William R. Berkley............    227,229(4)(5)
  Chairman of the Board and       190,032
  Chief Executive Officer         163,821
W. Robert Berkley, Jr. .......    101,413(4)(5)
  Senior Vice President --         81,904
  Specialty Operations             64,952
James G. Shiel................     94,930(4)
  Senior Vice President --         78,559
  Investments                      67,555
Ira S. Lederman...............     96,415(4)
  Senior Vice President --         69,226
  General Counsel and              51,511
  Secretary
Eugene G. Ballard.............     94,602(4)
  Senior Vice President --         63,124
  Chief Financial Officer and      45,497
  Treasurer

---------------

(1) These amounts reflect the 3-for-2 common stock splits effected on August 27, 2003 and July 2, 2002, but do not reflect the 3-for-2 common stock split effected on April 8, 2005.
(2) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $47,431 represents personal use of Company and chartered aircraft.
(3) Represents the market value of the common stock underlying restricted stock units (RSUs) granted on May 11, 2004 using the closing price per share on the grant date ($39.43). As of December 31, 2004, Messrs. Berkley, Berkley, Jr., Shiel, Lederman and Ballard held 292,500, 25,000, 19,250, 25,000 and 25,000 RSUs, respectively, and the underlying shares of common stock with respect to such RSUs had a 2004 year-end value of $13,797,225, $1,179,250, $908,023, $1,179,250 and $1,179,250, respectively.
(4) For Messrs. Berkley, Berkley, Jr., Shiel, Lederman and Ballard, these amounts include contributions to the Profit Sharing Plan of $23,575 each, premiums for term life insurance of $2,160 each, Benefit Replacement Plan contributions of $93,637, $26,167, $26,213, $26,187 and $26,193,
    respectively, interest accrued, but unfunded, on deferred compensation of $46,653, $-0-, $35,040, $36,182 and $34,905, respectively, and certain amounts of salary received in 2004 due to a one-time adjustment resulting from the Company's change from a bi-weekly to semi-monthly payroll of $19,231, $7,538, $7,942, $8,311 and $7,769, respectively.
(5) This amount includes $34,500 of Company director fees and $7,473, representing the value of 189 shares of common stock awarded to directors, for each of Messrs. Berkley and Berkley, Jr., and does not include outside director fees paid directly by Kiln plc to such persons for serving in their individual capacity as directors thereof.
(6) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $68,110 represents personal use of Company and chartered aircraft.
(7) Represents the market value of the common stock underlying restricted stock units (RSUs) granted on April 4, 2003 using the closing price per share on the grant date ($42.60, or, as adjusted for the 3-for-2 common stock split effected on August 27, 2003, $28.40).
(8) Paid in February 2004. The units awarded in 2001 became fully vested and payable as of December 31, 2003 after reaching the maximum unit value on an accelerated basis due to the Company significantly exceeding its expected performance during the relevant three-year period.
(9) Of this amount, $200,000 represents consulting fees paid by Berkley International, LLC and $69,140 represents personal use of Company and chartered aircraft.

     The following table shows for the fiscal year ended December 31, 2004 information concerning the number and value of unexercised options for the executive officers named in the Summary Compensation Table. None of these executives exercised any options during 2004.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                                 SECURITIES           VALUE OF
                                                                 UNDERLYING          UNEXERCISED
                                                                 UNEXERCISED        IN-THE-MONEY
                                                              OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                                  YEAR-END            YEAR-END
                                                                 12/31/04(#)         12/31/04($)
                                                                EXERCISABLE/        EXERCISABLE/
NAME                                                          UNEXERCISABLE(1)    UNEXERCISABLE(2)
----                                                          -----------------   -----------------
William R. Berkley..........................................     2,255,625/          70,961,850/
                                                                   922,500           24,464,925
W. Robert Berkley, Jr. .....................................        74,249/           2,196,514/
                                                                   276,751            7,078,166
James G. Shiel..............................................        69,750/           2,114,681/
                                                                    43,313            1,217,586
Ira S. Lederman.............................................        62,636/           1,956,179/
                                                                    47,813            1,293,433
Eugene G. Ballard...........................................        33,750/           1,296,169/
                                                                    56,250            1,612,182

---------------

(1) These amounts do not reflect the 3-for-2 common stock split effected on April 8, 2005.

(2) The unexercisable options are unvested options that are subject to forfeiture in the event the executive voluntarily terminates employment with the Company prior to vesting. In addition, all options, whether exercisable or not, are subject to forfeiture in the event the executive's employment is terminated for cause, and the value of unexercised options may be subject to recapture by the Company in certain circumstances. As such, the executives may never realize the full value of these options if such forfeiture or recapture occurs.

     In 2004 the Company adopted and the stockholders approved the W. R. Berkley Corporation 2004 Long-Term Incentive Compensation Plan (the "LTIP"). The LTIP is a cash-based plan that does not provide for the payment of any equity compensation. It is designed to encourage teamwork among certain key employees of the Company and its subsidiaries and affiliates to foster the achievement of the Company's long-term goals, to reward these employees with pay that relates to the Company's performance and to provide a means through which the Company may attract, motivate and retain talented individuals who can assist the Company in achieving its long-term goals. Compensation payable under the LTIP is based on long-term corporate performance and is tied to an increase in stockholder value. The following table shows for the fiscal year ended December 31, 2004 the number of units granted by the Compensation and Stock Option Committee to the executive officers named in the Summary Compensation Table.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

ESTIMATED FUTURE PAYOUTS UNDER LONG-TERM INCENTIVE COMPENSATION PLAN(1)

                                        PERFORMANCE
                          NUMBER OF    PERIOD UNTIL
                            UNITS      MATURATION OR                       5 YEARS
NAME                      AWARDED(#)     PAYOUT(1)     THRESHOLD($)(2)   MAXIMUM($)
----                      ----------   -------------   ---------------   -----------
William R. Berkley......    40,000        5 years        $2,127,107      $10,000,000
W. Robert Berkley,
  Jr. ..................     3,000        5 years        $  159,533      $   750,000
James G. Shiel..........     2,500        5 years        $  132,944      $   625,000
Ira S. Lederman.........     3,000        5 years        $  159,533      $   750,000
Eugene G. Ballard.......     3,000        5 years        $  159,533      $   750,000

---------------

(1) Each of these Units had a $-0- value at the time of grant. The future payout value for each Unit is determined by multiplying the aggregate year-to-year increase in the per-share book value of the Company's common stock over the five-year performance period by a factor of ten. The dollar value of the award to each named executive is the product of that per-Unit value and the number of Units awarded to each such executive. The dollar value of the awards will be paid to the executives at the end of the five-year performance period, subject to earlier payout upon a termination of employment on account of death, disability or retirement, upon a change of control of the Company or the achievement of the awards' maximum payout value. The Units are subject to forfeiture if certain continued employment conditions are not satisfied through the end of the performance period. The Units are also subject to forfeiture or recapture in the event the executive violates certain noncompetition provisions required by the award during the performance period and for two years following the end of the performance period.

(2) This represents the current value of the awards based on the increase in the per-share book value of the Company's common stock over the 2004 fiscal year, the first year of the five-year performance period.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2004. These plans include the W. R. Berkley Corporation 2003 Stock Incentive Plan and the Amended and Restated W. R. Berkley Corporation 1997 Directors Stock Plan. The table also includes information regarding restricted stock units ("RSUs") awarded to officers of the Company and its subsidiaries on April 4, 2003 (as adjusted for the 3-for-2 common stock split effected on August 27, 2003, but not adjusted for the 3-for-2 stock split effected on April 8, 2005) under a plan not approved by stockholders.

                                                                                 (C) NUMBER OF
                                   (A) NUMBER OF                              SECURITIES REMAINING
                                 SECURITIES TO BE    (B) WEIGHTED-AVERAGE     AVAILABLE FOR FUTURE
                                    ISSUED UPON       EXERCISE PRICE OF      ISSUANCE UNDER EQUITY
                                    EXERCISE OF          OUTSTANDING           COMPENSATION PLANS
                                    OUTSTANDING            OPTIONS,          (EXCLUDING SECURITIES
                                 OPTIONS, WARRANTS       WARRANTS AND             REFLECTED IN
PLAN CATEGORY                       AND RIGHTS              RIGHTS                COLUMN (A))
-------------                    -----------------   --------------------   ------------------------
Equity compensation plans
  approved by stockholders.....      8,232,016              $19.59                 3,174,842
Equity compensation plans not
  approved by stockholders.....        450,000(1)           $28.40                        --
                                     ---------              ------                 ---------
Total..........................      8,682,016              $20.04                 3,174,842
                                     =========              ======                 =========

---------------

(1) On April 4, 2003 the Company granted an aggregate of 450,000 restricted stock units ("RSUs") (as adjusted for the 3-for-2 common stock split effected on August 27, 2003) to certain officers of the Company and its subsidiaries. Such grants were made prior to the Company's adoption and its stockholder's approval of the W. R. Berkley Corporation 2003 Stock Incentive Plan. Each RSU represents the right to receive one share of common stock, subject to vesting requirements and continued employment, following the recipient's termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to the RSU recipients in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. The RSUs held by any recipient will vest in full in one installment on April 4, 2008 (the "Vesting Date"), provided the recipient remains employed with the Company and/or its subsidiaries on the Vesting Date. If a recipient terminates employment prior to the Vesting Date on account of death, disability or retirement, a pro rata share of the number of RSUs granted to the recipient shall vest and be distributed to the recipient as of such termination date. Upon termination of employment for any other reason prior to vesting, all RSUs held by the recipient will expire and be forfeited. In the event of a Change of Control of the Company (as defined in the RSU Agreements) all RSUs will vest in full and the shares of common stock underlying each RSU will be delivered to the RSU recipients. The Compensation and Stock Option Committee of the Board retains the right to accelerate the vesting of any or all RSUs at any time, for any reason. The following list sets forth the names of the executive officers of the Company who received such RSUs and the number of RSUs each individual received: William R. Berkley -- 202,500; W. Robert Berkley, Jr. -- 15,000; Eugene G. Ballard -- 15,000; Robert P. Cole -- 11,250; Paul J.
    Hancock -- 7,500; Robert C. Hewitt -- 7,500; Ira S. Lederman -- 15,000; James W. McCleary -- 11,250; Clement P. Patafio -- 3,750; and James G.
    Shiel -- 11,250; and an aggregate of 150,000 RSUs were granted to 24 other officers of the Company and its subsidiaries.

                        COMPANY STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's common stock for the last five fiscal years with the cumulative total return on the Standard & Poor's (S&P) 500 Index and a Custom Composite Index over the same period (assuming the investment of $100 in each category on December 31, 1999 and the reinvestment of all dividends). The Custom Composite Index was selected based upon current comparable industry criteria.

                      (CUMULATIVE TOTAL RETURN LINE GRAPH)

----------------------------------------------------------------------------------------------------------------
                                      Dec-99       Dec-00       Dec-01       Dec-02       Dec-03       Dec-04
----------------------------------------------------------------------------------------------------------------
 W. R. Berkley Corporation........     $100         $231         $266         $297         $397         $539
 S&P 500(R).......................     $100         $ 91         $ 80         $ 62         $ 80         $ 89
 Custom Composite Index (11
  Stocks).........................     $100         $157         $144         $123         $149         $162

     The Custom Composite Index consists of ACE Limited, The Chubb Corporation, Cincinnati Financial Corp., CNA Financial Corp., Everest Re Group, Ltd., HCC Insurance Holdings, Inc., Markel Corp., The Ohio Casualty Corporation, SAFECO Corp., The St. Paul Travelers Companies, Inc. and XL Capital Ltd.

          APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP has been appointed by the Board as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2005. The appointment of this firm was recommended to the Board by the Audit Committee. The Board is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board will reconsider its action and will appoint auditors for the 2005 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

     It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AUDIT AND NON-AUDIT FEES

     The aggregate amount of the fees billed or expected to be billed by KPMG for its professional services in 2004 and 2003 were as follows:

TYPE OF FEES                                                   2004($)     2003($)
------------                                                  ---------   ---------
Audit Fees(1)...............................................  4,200,000   2,289,750
Audit-Related Fees(2).......................................    202,347      40,000
Tax Fees(3).................................................    111,520      68,250
All Other Fees..............................................         --          --
Total Fees..................................................  4,513,867   2,398,000

------------------------------

(1) Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company's consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities.

(2) Fees associated with the audit of health and benefit plans.

(3) Tax fees consist of fees for tax consultations and tax compliance services.

PRE-APPROVAL POLICIES

     Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company's independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2004 were approved by the Audit Committee in accordance with this policy.

                             AUDIT COMMITTEE REPORT

To the Board of Directors of W. R. Berkley Corporation:

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company's independent registered public accounting firm, regarding the fair and complete presentation of the Company's results and the assessment of the Company's internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditor's independence.

     During the course of 2004, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. At the conclusion of the process, the Committee reviewed a report prepared by management regarding the effectiveness of the Company's internal control over financial reporting. The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC, as well as KPMG LLP's reports included in such Annual Report related to its audit of (i) the consolidated financial statements and financial statement schedules, (ii) management's assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2005.

     The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

     The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee has selected, and the Board of Directors has ratified, subject to shareholder ratification, the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

                                          Audit Committee

                                          Mark L. Shapiro, Chairman
                                          Ronald E. Blaylock
                                          Philip J. Ablove

April 5, 2005

     The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated therein and in this proxy statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the fiscal year ended December 31, 2004, except that the purchase of 1,000 shares of the Company's stock in July 2004 by a director, Rodney A. Hawes, Jr., was not timely reported. A filing reporting such purchase of shares has since been made.

                  STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
                  AND OTHER PROPOSALS FOR 2006 ANNUAL MEETING

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 10, 2005 will be held on or about May 2, 2006. The Company's By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting of Stockholders, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting of Stockholders to be held in 2006 no earlier than February 9, 2006 and no later than March 11, 2006. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

     Since the Company did not receive notice of any stockholder proposal for the 2005 Annual Meeting, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

     In addition to the foregoing, and in accordance with the rules of the Securities and Exchange Commission, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2006, such proposal must be received by the Secretary of the Company by December 13, 2005 in the form required under and subject to the other requirements of the applicable rules of the Securities and Exchange Commission. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

     A COPY OF ANY OR ALL OF THE COMPANY'S (I) ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004; (II) CORPORATE GOVERNANCE GUIDELINES;
(III) STATEMENT OF BUSINESS ETHICS; (IV) STATEMENT OF BUSINESS ETHICS FOR THE BOARD OF DIRECTORS; (V) CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS; (VI) AUDIT COMMITTEE CHARTER; (VII) NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER; AND (VIII) NOMINATING AND STOCK OPTION COMMITTEE CHARTER IS AVAILABLE ON OUR WEBSITE AT WWW.WRBERKLEY.COM AND IS ALSO AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF ANY OR ALL OF THESE DOCUMENTS SHOULD BE DIRECTED TO THE SECRETARY, W. R. BERKLEY CORPORATION, 475 STEAMBOAT ROAD, GREENWICH, CONNECTICUT 06830.

                                          By Order of the Board of Directors,

                                          WILLIAM R. BERKLEY
                                          Chairman of the Board and
                                          Chief Executive Officer

                            W. R. BERKLEY CORPORATION

                                                                           PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            W. R. BERKLEY CORPORATION

      The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints EUGENE G. BALLARD and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut on May 10, 2005, and at any adjournment of such meeting.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                      See reverse for voting instructions.

--------------------------------------------------------------------------------
                             --PLEASE DETACH HERE--

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

1.    ELECTION OF DIRECTORS:

01 Rodney A. Hawes, Jr.
02 Jack H. Nusbaum
03  Mark L. Shapiro

[ ]   FOR all nominees listed except as marked to the contrary below

[ ]   WITHHOLD AUTHORITY to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right [ ]

                                                   FOR      AGAINST      ABSTAIN
2. To ratify the appointment of                    [ ]        [ ]          [ ]
KPMG LLP as the independent registered
public accounting firm for W. R. Berkley
Corporation for the fiscal year ending
December 31, 2005

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


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Address change? Mark box [ ]
Indicate changes below:

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2005 Annual Meeting and the Annual Report for the fiscal year ended December 31, 2004.

DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

Date_____________________________


[                               ]
Signature(s) in Box

Please sign your name or names exactly as printed opposite. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Joint owners should each sign. DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.


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